EXHIBIT 23
                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT


   We consent to the incorporation by reference in the registration statements of Checkpoint Systems, Inc. on Forms S-8, Numbers 33-16721, 29-00025, 33-10211, 29-03376, 33-37996 and 33-49191 of our report dated
   February 15, 1995, except as to Note 16 for which the date is March 3, 1995, on our audits of the consolidated financial statements and financial statement schedule of Checkpoint Systems, Inc. as of December 25, 1994 and December 26, 1993, and for the three years in the period ended December 25, 1994, which report is included in this Annual Report on Form 10-K.


   COOPERS & LYBRAND L.L.P.
   2400 Eleven Penn Center
   Philadelphia, PA
   March 13, 1995


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